Exhibit 99.1

Cerberus Completes Acquisition of Sparton Corporation

SCHAUMBURG, Ill. – March 4, 2019 – Sparton Corporation (“Sparton” or the “Company”) (NYSE:SPA) today announced the completion of its acquisition by Sparton Parent, Inc. (formerly known as Striker Parent 2018, LLC) (“Parent”), an affiliate of Cerberus Capital Management, L.P. (“Cerberus”).

Pursuant to the terms of the transaction, Sparton has become a wholly owned subsidiary of Parent and the holders of Sparton shares (other than shares held by (i) the parties to the transaction or any of their respective wholly owned subsidiaries and (ii) shareholders who have properly exercised dissenters’ rights) are entitled to receive an amount in cash equal to $18.50 per share of Sparton common stock. As a result of the completion of the acquisition, Sparton will operate as a privately held company and shares of Sparton common stock will cease trading on the New York Stock Exchange (the “NYSE”) prior to the opening of trading on the NYSE on March 5, 2019, and will be delisted from the NYSE.

“This transaction represents an important milestone for our company,” said Joseph Hartnett, Interim President and Chief Executive Officer of Sparton. “Cerberus is an exceptional financial and operating partner that will help drive Sparton’s long-term growth and continue our track record of delivering industry-leading solutions to our customers around the world.”

“We are excited to partner with Sparton as it looks to the future,” said Dev Kapadia, Co-Chief Investment Officer of Private Equity and Senior Managing Director of Cerberus. “Building on the Company’s foundation of market-leading capabilities and strong customer relationships, we look forward to supporting the Sparton team as they drive new innovations and capitalize on dynamic global opportunities.”

About Sparton Corporation

Sparton Corporation, now in its 119th year, is a provider of complex and sophisticated electromechanical devices with capabilities that include concept development, industrial design, design and manufacturing engineering, production, distribution, field service, and refurbishment. The primary markets served are Medical & Biotechnology, Military & Aerospace, and Industrial & Commercial. Headquartered in Schaumburg, IL, Sparton currently has thirteen manufacturing locations and engineering design centers worldwide. Sparton’s website may be accessed at http://www.sparton.com/.

About Cerberus

Founded in 1992, Cerberus is a global leader in alternative investing with over $35 billion in assets across complementary credit, private equity, and real estate strategies. Cerberus invests across the capital structure where its integrated investment platforms and proprietary operating capabilities create an edge to improve performance and drive long-term value. Cerberus’s tenured teams have experience working collaboratively across asset classes, sectors, and geographies to seek strong risk-adjusted returns for Cerberus’s investors. For more information about Cerberus’s people and platforms, visit Cerberus at www.cerberus.com.

Contacts:

Sparton

Institutional Marketing Services (IMS)

John Nesbett / Jennifer Belodeau, 203-972-9200

jnesbett@institutionalms.com

or

Sparton Corporation

Joseph McCormack, 847-762-5812

jmccormack@sparton.com

Cerberus

Torrey Leroy

Cerberus Corporate Communications

646-885-3029

tleroy@cerberus.com